UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Tobler, D. Lee

   4020 Kinross Lakes Parkway
   Richfield, OH  44286-9368
2. Issuer Name and Ticker or Trading Symbol
   The B.F.Goodrich Company
   GR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   February 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |1/2/98|F   |V|4,000             |D  |$41.4063   |                   |      |                           |
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          "                |2/16/9|A   | |10,670            |A  |$44.5313   |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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          "                |2/16/9|F   |V|8,058             |D  |$44.5313   |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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          "                |2/23/9|M   | |10,764            |A  |$19.0938   |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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          "                |2/23/9|M   | |11,210            |A  |$20.875    |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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          "                |2/23/9|S   | |21,974            |D  |$47.6875   |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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          "                |2/23/9|M   | |4,790             |A  |$20.875    |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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          "                |2/23/9|M   | |5,000             |A  |$20.00     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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          "                |2/23/9|F   | |4,193             |D  |$47.6875   |49,938             |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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          "                |      |    | |                  |   |           |1,069.1188         |I     |Savings Plan Trust         |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$41.4063|1/2/9|A   |V|21,800     |A  |1/2/9|1/1/0|Common Stock|       |       |21,800      |   |            |
 (1)                  |        |8    |    | |           |   |8    |8    |            |       |       |            |   |            |
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          "           |$19.0938|2/23/|M   | |10,764     |D  |1/2/9|1/1/0|Common Stock|10,764 |       |0           |   |            |
                      |        |98   |    | |           |   |1    |1    |            |       |       |            |   |            |
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          "           |$20.875 |2/23/|M   | |16,000     |D  |1/2/9|1/1/0|Common Stock|16,000 |       |0           |   |            |
                      |        |98   |    | |           |   |2    |2    |            |       |       |            |   |            |
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          "           |$20.00  |2/23/|M   | |5,000      |D  |1/3/9|1/2/0|Common Stock|5,000  |       |0           |   |            |
                      |        |98   |    | |           |   |4    |4    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)  Right to buy - a portion of the options are Incentive Stock
Options.
SIGNATURE OF REPORTING PERSON
/s/Nicholas J. Calise, Pursuant to Power of Attorney
DATE
March 4 1998